Filed Pursuant to Rule 424(b)(3)
                                                  Registration Number 333-117859


                         UNIVERSAL DETECTION TECHNOLOGY

                        15,600,000 Shares of Common Stock

                 PROSPECTUS SUPPLEMENT NO. 2 DATED JUNE 8, 2005
                       (TO PROSPECTUS DATED APRIL 7, 2005)

     This prospectus supplement relates to the prospectus dated April 7, 2005 relating to the resale of up to 15,600,000 shares of common stock by the selling stockholders named in the prospectus. Of the shares being offered pursuant to the prospectus, as supplemented, 6,000,000 shares relate to shares presently owned by the selling stockholders and the remaining 9,600,000 shares relate to shares which the selling stockholders are entitled to receive upon exercise of warrants sold to them by us.

     The "Selling Stockholders" section of the prospectus dated April 7, 2005 is hereby supplemented to include the information provided in the attached table with respect to persons not previously listed in the accompanying prospectus dated April 7, 2005.

     This prospectus supplement also contains our quarterly report on Form 10-QSB for the quarter ended March 31, 2005, as filed with the Securities and Exchange Commission on May 26, 2005, and the information contained in the Form 10-QSB supplements the information provided in the prospectus dated April 7, 2005, as supplemented. The text of the Form 10-QSB is attached hereto and is incorporated by reference.

     This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated April 7, 2005 and all other supplements and amendments, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus, as supplemented. Our common stock is quoted on the Over The Counter Bulletin Board under the symbol "UDTT."

     Investing in these securities involves significant risks. See "Risk Factors" beginning on page 3 of the accompanying prospectus dated April 7, 2005.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

             THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JUNE 8, 2005.

                                                Filed Pursuant to Rule 424(b)(3)
                                                  Registration Number 333-117859


     The information appearing in the following table supplements or supercedes in part the information in the table under the caption "Selling Stockholders," beginning on page 33 in our prospectus and was provided by or on behalf of the selling stockholders. To the extent that a selling stockholder is listed in the table below and in the table appearing in the prospectus dated April 7, 2005, as supplemented, the information set forth below regarding the selling stockholder updates and replaces the information in the prospectus, as supplemented.


                                                                                        Number of          Percentage of
                                        Number of Shares       Number of Shares       Shares of Our        Shares of Our
                                         of Our Common          of Our Common          Common Stock         Common Stock
                                       Stock Owned Prior         Stock Being         Owned After the      Owned After the
       Selling Stockholder              to the Offering            Offered               Offering             Offering
------------------------------       ---------------------    ------------------    -----------------     ------------------
Meyers Associates, L.P. (1)                1,480,470              1,480,470                ---                 *
Steve Bencivenga  (1)(2)                      30,000                 30,000                ---                 *
Philippe Harari (1)(2)                        75,000                 75,000                ---                 *

* Assumes the sale of all shares of the selling stockholder being offered. No estimate can be given as to the amount of shares that will be held by the selling stockholder after completion of this offering because the selling stockholder may offer some or all of the shares.

---------------------
(1) Represents shares underlying warrants issued to Meyers Associates, L.P. as consideration for its services as placement agent in a private placement transaction that closed on July 2, 2004.


(2) Represents shares underlying warrants issued to Meyers Associates, L.P. as consideration for its services as placement agent in a private placement transaction that closed on July 2, 2004 and which Meyers Associates, L.P. subsequently transferred to the selling stockholder.


================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 10-QSB

[X] Quarterly Report Under Section 13 or 15(d) of the Securities Exchange Act of 1934

                  For the quarterly period ended March 31, 2005

[ ] Transition Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

  For the transition period from __________________ to ______________________.

                         Commission file number 0-14266

                         UNIVERSAL DETECTION TECHNOLOGY
        (Exact Name of Small Business Issuer as Specified in its Charter)

                    California                             95-2746949
          (State or Other Jurisdiction of               (I.R.S. Employer
          Incorporation or Organization)               Identification No.)

                       9595 Wilshire Boulevard, Suite 700
                         Beverly Hills, California 90212
                    (Address of Principal Executive Offices)

                                 (310) 248-3655
                (Issuer's Telephone Number, Including Area Code)

     Check whether the issuer: (1) filed all reports required to be filed by
Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for past 90 days.

                                   Yes X No __

     State the number of shares outstanding of each of the issuer's classes of common equity, as of the latest practicable date: Common Stock, no par value, 50,244,107 shares issued and outstanding as of May 17, 2005.

     Transitional Small Business Disclosure Format (check one): Yes X No __

================================================================================

                                                Filed Pursuant to Rule 424(b)(3)
                                                  Registration Number 333-117859


                                 UNIVERSAL DETECTION TECHNOLOGY

                                              INDEX

                                                                                             Page


PART I     FINANCIAL INFORMATION................................................................1

ITEM 1.    Financial Statements.................................................................1

           Consolidated Balance Sheet as of March 31, 2005 (unaudited)..........................1

           Consolidated Statements of Operations for the three months ended March 31, 2005 and March 31, 2004 (unaudited)..................................2

           Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2005 and March 31, 2004 (unaudited)..................................3

           Notes to Consolidated Financial Statements...........................................4

ITEM 2.    Management's Discussion and Analysis or Plan of Operation............................7

ITEM 3.    Controls and Procedures.............................................................22



PART II    OTHER INFORMATION...................................................................23

ITEM 1.    Legal Proceeding....................................................................23

ITEM 2.    Changes in Securities and Small Business Issuer
           Purchases of Equity Securities......................................................23

ITEM 3.    Defaults Upon Senior Securities.....................................................23

ITEM 4.    Submission of Matters to a Vote of Security Holders.................................23

ITEM 5.    Other Information...................................................................23

ITEM 6.    Exhibits and Reports on Form 8-K....................................................24



                                                Filed Pursuant to Rule 424(b)(3)
                                                  Registration Number 333-117859



                              FINANCIAL INFORMATION

FINANCIAL STATEMENTS.


                 UNIVERSAL DETECTION TECHNOLOGY AND SUBSIDIARIES
                      UNAUDITED CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 2005

                                     ASSETS
CURRENT ASSETS:
     Cash and cash equivalents                                         $        189,449
       Certificates of deposit                                                    1,005
     Restricted cash                                                            102,272
        Accounts receivable                                                      65,000
     Loan receivable                                                             75,000
     Deferred interest expense                                                   24,300
     Prepaid expenses                                                           789,515
                                                                         -----------------

         Total Current Assets                                                 1,246,541

EQUIPMENT, NET                                                                  111,322
DEPOSITS                                                                         10,226
PATENT COSTS                                                                     31,022
                                                                         -----------------

                                                                       $      1,399,111
                                                                         =================

         LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
     Accounts payable, trade                                           $        224,985
     Accrued liabilities                                                        970,453
     Notes payable                                                              781,266
     Deferred revenue                                                            65,000
     Accrued interest expense                                                   436,673
                                                                        -----------------

         Total current liabilities                                            2,478,377
                                                                        -----------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT):
     Preferred stock, $.01 par value, 20,000,000 shares
       Authorized, -0- issued and outstanding                                       ---
     Common stock, no par value, 480,000,000 shares
       Authorized, 50,224,107 issued and outstanding                         22,546,217
     Additional paid-in-capital                                               3,736,251
     Accumulated (deficit)                                                  (27,361,734)
                                                                        -----------------

         Total stockholders' equity (deficit)                                (1,079,266)
                                                                        -----------------

         Total liabilities and stockholders' equity (deficit)          $      1,399,111
                                                                        =================


     See accompanying notes to unaudited consolidated financial statements.

                                                Filed Pursuant to Rule 424(b)(3)
                                                  Registration Number 333-117859


                 UNIVERSAL DETECTION TECHNOLOGY AND SUBSIDIARIES
                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS


                                                              For the three months ended March 31,
                                                                     2005                 2004
                                                             ------------------    ------------------
REVENUE                                                      $         ---        $          ---
COST OF GOODS SOLD                                                     ---                   ---
                                                             ------------------    ------------------

GROSS PROFIT                                                           ---                   ---
                                                             ------------------    ------------------
OPERATING EXPENSES:
     Selling, general and administrative                           786,032               653,089
     Depreciation                                                    3,177                 1,164
     Marketing                                                      36,275               806,211
                                                             ------------------    ------------------

     Total expenses                                                825,484             1,460,464
                                                             ------------------    ------------------

(LOSS) FROM OPERATIONS                                            (825,484)           (1,460,464)

OTHER INCOME (EXPENSE):
     Interest income                                                 1,583                  1097
     Interest expense                                              (35,152)              (42,363)
     Amortization of loan fees                                      (1,250)              (43,260)
                                                             ------------------    ------------------
                     Net other income (expense)                    (34,819)              (84,526)
                                                             ------------------    ------------------

NET (LOSS)                                                   $    (860,303)       $   (1,544,990)
                                                             ==================    ==================

NET (LOSS) PER COMMON SHARE - BASIC AND DILUTED              $       (0.02)       $        (0.04)
                                                             ==================    ==================

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING            50,224,107            37,375,750
                                                             ==================    ==================
                                                             ==================    ==================


     See accompanying notes to unaudited consolidated financial statements.

                                                Filed Pursuant to Rule 424(b)(3)
                                                  Registration Number 333-117859


                 UNIVERSAL DETECTION TECHNOLOGY AND SUBSIDIARIES
                 UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                           For the three months ended March 31,
                                                                               2005                     2004
                                                                        -------------------      -------------------
CASH FLOWS FROM (TO) OPERATING ACTIVITIES:
Net (loss)                                                              $      (860,303)          $   (1,544,990)
Adjustments to reconcile net (loss) to net cash (used in) operations:
   Stock and warrants issued for services                                        32,595                      ---
   Depreciation                                                                   3,177                    1,165
   Changes in operating assets and liabilities:
          Prepaid expenses                                                      313,801                  405,916
          Accounts Receivable                                                   (65,000)                     ---
          Loan receivable                                                       (75,000)                     ---
          Deferred Revenue                                                       65,000                      ---
          Accounts payable and accrued expenses                                 100,031                   72,129
                                                                        -------------------      -------------------

                            Net cash (used in) operating activities            (485,699)              (1,065,780)
                                                                        -------------------      -------------------

CASH FLOWS FROM (TO) INVESTING ACTIVITIES:

  Purchase of equipment                                                          (5,021)                 (50,757)
  Payments received on bridge note to related party                                 ---                   50,000
  Advances to related party                                                         ---                  (17,881)
  Redemption of certificates of deposit                                         252,340                      ---
  (Increase) in restricted cash                                                    (435)                    (372)
                                                                        -------------------      -------------------

                           Net cash provided by investing activities            246,884                  (19,010)
                                                                        -------------------      -------------------

CASH FLOWS FROM (TO) FINANCING ACTIVITIES:

  Proceeds from issuance of common stock                                         65,737                1,697,675
  Payment of offering costs                                                      (8,944)                (181,098)
  Proceeds from exercise of warrants                                                ---                      ---
  Payments on notes payable                                                     (95,500)                (260,000)
                                                                        -------------------      -------------------

                           Net cash (used in) financing activities              (38,707)               1,256,577
                                                                        -------------------      -------------------

NET INCREASE/(DECREASE) IN CASH                                                (277,522)                 171,787

CASH, BEGINNING OF PERIOD                                                       466,971                   14,899
                                                                        -------------------      -------------------

CASH, END OF PERIOD                                                        $    189,449            $     186,686
                                                                        ===================      ===================



     See accompanying notes to unaudited consolidated financial statements.

                                                Filed Pursuant to Rule 424(b)(3)
                                                  Registration Number 333-117859


                 UNIVERSAL DETECTION TECHNOLOGY AND SUBSIDIARIES
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2005

NOTE 1 - BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB and Item 310 of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The accompanying unaudited consolidated financial statements reflect all adjustments that, in the opinion of management, are considered necessary for a fair presentation of the financial position, results of operations, and cash flows for the periods presented. The results of operations for such periods are not necessarily indicative of the results expected for the full fiscal year or for any future period. The accompanying financial statements should be read in conjunction with the audited consolidated financial statements of Universal Detection Technology, formerly Pollution Research and Control Corp., included in Form 10-KSB for the fiscal year ended December 31, 2004.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

STOCK-BASED COMPENSATION

     The Company accounts for stock based compensation in accordance with Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." This standard requires us to adopt the "fair value" method with respect to stock-based compensation of consultants and other non-employees and allows for use of the intrinsic value method for stock-based compensation of employees under Accounting Principals Board Opinion No. 25.

VALUATION OF THE COMPANY'S COMMON STOCK

     Unless otherwise disclosed, all stock based transactions entered into by the Company have been valued at the market value of the Company's common stock on the date the transaction was entered into or have been valued using the Black-Scholes Model for American options to estimate the fair market value.

REVENUE RECOGNITION

     Revenue is recognized upon shipment and acceptance of products. Title of goods is transferred when the products are shipped from our facility and accepted by the purchaser. Income not earned is recorded as deferred revenue.

                                                Filed Pursuant to Rule 424(b)(3)
                                                  Registration Number 333-117859


                 UNIVERSAL DETECTION TECHNOLOGY AND SUBSIDIARIES
        NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 MARCH 31, 2005

PATENTS

     Patents and other intangible assets with finite useful lives are amortized on a straight-line basis over their estimated useful lives. In accordance with Statement of Financial Accounting Standard (SFAS) No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS ("SFAS 142"), the Company periodically evaluates its long-lived assets by measuring the carrying amounts of assets against the estimated undiscounted future cash flows associated with them. At the time the carrying value of such assets exceeds the fair value of such assets, impairment is recognized. To date, no adjustments to the carrying value of the assets have been made.

EARNINGS PER SHARE

     The Company computes earnings per common share in accordance with Statement of Financial Accounting Standards No. 128, Earnings per Share (SFAS No. 128). This Statement simplifies the standards for computing earnings per share (EPS) previously found in Accounting Principles Board Opinion No. 15, Earnings Per Share, and makes them more comparable to international EPS standards. SFAS No. 128 replaces the presentation of primary EPS with a presentation of basic EPS. In addition, the Statement requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. However, such presentation is not required if the effect is antidilutive. Accordingly, no such presentation has been made.

INCOME TAXES

     Deferred income taxes are recorded to reflect the tax consequences in future years of temporary differences between the tax basis of the assets and liabilities and their financial statement amounts at the end of each reporting period. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the current period and the change during the period in deferred tax assets and liabilities. The deferred tax assets and liabilities have been netted to reflect the tax impact of temporary differences. At March 31, 2005, a full valuation allowance has been established for the deferred tax asset as management believes that it is more likely than not that a tax benefit will not be realized.

                                                Filed Pursuant to Rule 424(b)(3)
                                                  Registration Number 333-117859


                 UNIVERSAL DETECTION TECHNOLOGY AND SUBSIDIARIES
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)
                                 MARCH 31, 2005

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATION

     Certain amounts reported in our financial statements for the three months ended March 31, 2004, have been reclassified to conform to the current year presentation.

NOTE 3 - LOAN RECEIVABLE

     In March 2005 the Company loaned its investor relations firm $75,000. The loan is non-interest bearing and is due within one year.

NOTE 4 - STOCKHOLDERS' EQUITY

SALES OF COMMON STOCK

     During the three months ended March 31, 2005, the Company sold 262,948 shares of common stock for a total of $65,737. The Company paid placement fees totaling $8,944 to unrelated parties.

STOCK ISSUED FOR SERVICES

     During the three months ended March 31, 2005, the Company issued an aggregate of 94,000 shares of common stock to employees for services rendered to the Company valued at $27,044.

ISSUANCE OF OPTIONS AND WARRANTS

     On March 2, 2005, the Company entered into a consulting agreement for advisory and consulting services in connection with its general business. The agreement expires March 1, 2007. As compensation for entering into the agreement and providing services thereunder, the consultant received an option to purchase 50,000 shares of the Company's common stock, exercisable immediately, at the price of $0.24 per share. The option was valued at $5,551 using the Black Scholes model for American options, with volatility of 90% and a risk free interest rate of 3.5%. The market price of the common stock on the date of the grant of $0.23.

                                                Filed Pursuant to Rule 424(b)(3)
                                                  Registration Number 333-117859


                 UNIVERSAL DETECTION TECHNOLOGY AND SUBSIDIARIES
        NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 MARCH 31, 2005

NOTE 5 - RELATED PARTY TRANSACTIONS

     On May 8, 2005, the Company executed a promissory note in the aggregate principal amount of $6,000 payable to Jacques Tizabi, our President and Chief Executive Officer. The promissory note bears interest at 9% per annum and is due and payable on June 30, 2005.

NOTE 6 - SUBSEQUENT EVENTS

     Subsequent to March 31, 2005, the Company received $11,875 as a deposit on a possible future stock sale. No stock has been issued.

     On May 8, 2005, the Company executed a promissory note in the aggregate principal amount of $6,000 payable to Jacques Tizabi, our President and Chief Executive Officer. The promissory note bears interest at 9% per annum and is due and payable on June 30, 2005.

     On May 5, 2005, the Company issued 126,000 shares to three employees as compensation for services rendered.

                                                Filed Pursuant to Rule 424(b)(3)
                                                  Registration Number 333-117859


PLAN OF OPERATION.

     The following discussion should be read in conjunction with our consolidated financial statements, and the related notes included elsewhere in this Quarterly Report on Form 10-QSB and the Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004. Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed more fully herein.

     The forward-looking information set forth in this Quarterly Report on Form 10-QSB is as of the date of the date of its filing, and we undertake no duty to update this information. Shareholders and prospective investors can find information filed with the Securities and Exchange Commission, which we refer to as the SEC, after the date of the filing of this report at our website at www.udetection.com or at the SEC's website at www.sec.gov. More information about potential factors that could affect our business and financial results is included in the section entitled "Cautionary Statements and Risk Factors."

OVERVIEW

     We are engaged in the research and development of bio-terrorism detection devices. After engaging in initial research and development efforts, we determined to pursue a strategy to identify qualified strategic partners and collaborate to develop commercially viable bio-terrorism detection devices. Consistent with this strategy, in August 2002, we entered into a Technology Affiliates Agreement with the Jet Propulsion Laboratory, commonly referred to as JPL, to develop technology for our bio-terrorism detection equipment. JPL is a federally funded research and development center sponsored by NASA and also is an operating division of the California Institute of Technology, or Caltech, a private non-profit educational institution.

     Under the Technology Affiliates Agreement, JPL developed its proprietary bacterial spore detection technology and integrated it into our existing aerosol monitoring system, resulting in a product which we refer to as the Anthrax Smoke Detector. The Anthrax Smoke Detector is designed to provide continuous unattended monitoring of airborne bacterial spores in large public places, with real-time automated alert functionality. The device operates to detect an increase in the concentration of bacterial spores, which is indicative of a potential presence of Anthrax. Under our agreement with JPL, we paid it approximately $250,000 for its services and we received an option to license all technology developed under the Technology Affiliates Agreement from Caltech. On September 30, 2003, we exercised our option and Caltech granted to us a worldwide exclusive license to the patent rights referenced in the Technology Affiliates Agreement and a worldwide nonexclusive license to rights in related proprietary technology. To maintain our license with Caltech, a minimum annual royalty of $10,000 is due to Caltech on August 1, 2005, and each anniversary thereof, regardless of any product sales. Any royalties paid from product sales for the 12-month period preceding the date of payment of the minimum annual royalty will be credited against the annual minimum. Pursuant to the terms of the license, we must pay four percent royalties on product sales in countries where a patent is issued and two percent royalties on product sales in countries where a patent is not issued, as well as 35 percent of net revenues received from sublicensees.

                                                Filed Pursuant to Rule 424(b)(3)
                                                  Registration Number 333-117859


     In May 2004, we unveiled the first functional prototype of our Anthrax Smoke Detector. The prototype operated on external software. In July 2004, we commenced simulated tests with benign bacterial spores having anthrax-like properties in order to fine tune our product. The use of benign spores is as effective as testing with anthrax spores because our device is designed to detect an increase in bacterial spore concentration levels. Based on results we obtained, we were able to enhance the sensitivity of the Anthrax Smoke Detector by improving the sample collection efficiency of the device, and made certain other modifications to improve efficiency. Our device is a functional viable product, available for sale.

     We hope to commence field testing of devices in different environments and conditions in 2005 and to use the empirical data gained from the testing to further improve the design and functionality of our product. We are engaged in discussions with Rutgers University to perform our field testing. The Center for Advanced Infrastructure and Transportation at Rutgers University was given an initial (Phase I) grant from the National Science Foundation to conduct a preliminary study on methods to protect the nation's transportation infrastructure against a potential airborne biological attack. Rutgers identified us as a partner in this project. At this time, Rutgers has applied for a Phase II grant from the National Science Foundation. Rutgers would use the proceeds from this grant to implement its site-specific emergency management response protocol. Rutgers orally has agreed to incorporate our bio-detection technology in its response protocol. Rutgers has informed us that it intends to select a facility managed by the NY/NJ Port Authority to run simulated tests. Rutgers will manage all details relating to the implementation of the program. We cannot assure you that Rutgers will received the Phase II grant this year, or at all, or that Rutgers will include our device in its response protocol.

     We plan to continue to market and sell the current version of our Anthrax Smoke Detector while we engage in field testing. In the third quarter of 2004, we received our first purchase order for a minimum of one and up to 10 Anthrax detection devices. The purchase order was made by Global Baggage Protection Systems, which is doing business as Secure Wrap, a company based in Miami, Florida. The sales price to Secure Wrap reflects a discount not to exceed 15% of the lower end of our expected price range for the device. The purchase order is contingent upon Secure Wrap's satisfaction of the first unit shipped to it, which we shipped in March 2005. Secure Wrap may accept or return the device within 90 days. If Secure Wrap accepts the detection device, the purchase order calls for us to ship one device every two months over the next 18 months.

     In the first quarter of 2005, we received an additional purchase order from Secure Wrap for one unit for installation at their site at the Miami International Airport. We expect to ship this unit in the second quarter of 2005. We currently are working with Secure Wrap to complete an appropriate response plan which we expect to conclude prior to shipment. Following approval of the response plan by Secure Wrap, the device will be installed at MIA. The purchase order calls for payment following installation.

                                                Filed Pursuant to Rule 424(b)(3)
                                                  Registration Number 333-117859


     We expect to offer for sale the existing version of our detection device at a price range of $75,000 to $100,000 per device. However, depending upon market reaction, our costs of production, the timeliness that we receive orders, and additional factors, our price range may increase or decrease. In addition, we may offer successive versions of our device, if any, at an increased or decreased price point depending upon the features, performance and other relevant factors of the particular version.

     We intend to initiate production orders of our Anthrax Smoke Detector with Met One Instruments based on sales orders we receive. In connection with our sales and marketing efforts, we hope to sell units to customers in specific sectors in the market including, sports stadiums, conventions centers, and casinos. We believe that these sales will provide us a well-defined customer base to use as a reference in connection with our marketing campaign in 2005. In August 2004, we reached an oral agreement in principal with KAL Consultants, Inc. pursuant to which it will assist us with marketing and sales efforts. We made an initial payment to KAL Consultants and it commenced services to us consisting principally of arranging meetings with potential buyers of our device, including Secure Wrap. At this time, we have not entered into any agreements with any third parties regarding the manufacturing of our product, but Met One Instruments has indicated to us that it will be capable of producing between 50 to 100 units per month.

     During the next 12 month period, we also plan to secure and lease a testing facility close to the JPL laboratories where we would be able to implement a quality assurance program and test our products against the required specifications before shipping them to customers. We believe that the proximity to JPL and in particular to Caltech will help us by utilizing the knowledge of graduate and PhD students familiar with the project in a consultant or employment capacity.

     During 2004, we hired four additional employees and increased our use of consultants for corporate development purposes, including further development of our strategic business plan to sell our Anthrax Smoke Detector. We anticipate hiring up to three additional employees in the next 12 months, one of whom would concentrate on marketing our Anthrax Smoke Detector to both the public and private sector. Upon establishment of the testing facility, we intend to hire up to two employees to assist with the testing of the products.

     During the three months ended March 31, 2005 we spent an aggregate of $822,307 on selling, general and administrative expenses and marketing expenses representing a 46% decrease over the comparable year-ago period. The significant decrease in our selling, general and administrative expenses in the three months ended March 31, 2005 principally is due to an significant decrease in marketing expense and outside professional services.

     Under our agreement with JPL, we were required to pay the entire estimated cost of $249,000 in advance of JPL commencing its research and development work. If these funds are depleted, we may be required to provide additional funds in advance of further work by JPL. Representatives of JPL had informed us that JPL expected to complete the project, without requiring additional funds from us, during the first quarter of fiscal 2005. The project has not yet been completed.

                                                Filed Pursuant to Rule 424(b)(3)
                                                  Registration Number 333-117859


LIQUIDITY AND CAPITAL RESOURCES

     On April 29, 2004, we commenced a private offering of our securities. In this private placement, we sold $3.0 million of Units. The offering was made solely to accredited investors through Meyers Associates, L.P., a registered broker dealer firm. Each Unit consists of one share of common stock and a Class A Warrant and a Class B Warrant. The offering price per Unit was $0.50. Both the Class A and Class B Warrants are exercisable by the holder at any time up to the expiration date of the warrant, which is five years from the date of issuance. In the aggregate, the investors purchased 6,000,000 shares of common stock, Class A Warrants to purchase 3,000,000 shares of common stock at $0.50 per share and Class B Warrants to purchase 3,000,000 shares of common stock at $0.70 per share. Meyers received a sales commission equal to 10% of the gross proceeds and payment of 3% of the gross proceeds for a non-accountable expense allowance for an aggregate payment of $403,140. Meyers and its agents also received Class A Warrants to purchase an aggregate of 2,400,000 shares of common stock as consideration for their services as placement agent. In connection with the private placement, we also entered into a consulting agreement with Meyers for an 18 month term, whereby Meyers will provide us consulting services related to corporate finance and other financial service matters and will receive $7,500 per month, as well as Class A Warrants to purchase 1,200,000 shares of our common stock.

     The net proceeds to us from the sale of the Units were approximately $2.5 million. We require approximately $2.0 million in the next 12 months to complete our existing prototype, engage in testing of the device, and revise the technology or reengineer the device as may be necessary or desirable and otherwise execute our business plan. As a result of the private placement, we believe we have sufficient capital to fund our operating expenses for the next 12 months. We do not believe we have adequate capital to repay our debt currently due and becoming due in the next 12 months. We anticipate that our uses of capital during the next 12 months principally will be for:

     o administrative expenses, including salaries of officers and other employees we plan to hire;

     o    repayment of debt;

     o    sales and marketing; and

     o expenses of professionals, including investment bankers, accountants and attorneys.

     Our working capital deficit at March 31, 2005, was $1,231,836. Our independent auditors' report, dated February 25, 2005, includes an explanatory paragraph relating to substantial doubt as to our ability to continue as a going concern, due to our working capital deficit at December 31, 2004, and the sale of our operating subsidiary. We require approximately $1.2 million to repay indebtedness in the next 12 months. As a condition to completing our private placement in July 2004, we agreed not to use any of the proceeds to repay debt outstanding at the time of the closing of the offering, or to pay accrued but unpaid salary to our Chief Executive Officer, or our monthly consulting fee under our Agreement for Investment Banking and Advisory Services with Astor Capital, Inc. This agreement was terminated effective

                                                Filed Pursuant to Rule 424(b)(3)
                                                  Registration Number 333-117859


September 30, 2004. As of March 31, 2005, we owed our Chief Executive Officer $545,500 of accrued but unpaid salary under his employment agreement. The following provides the principal terms of our outstanding debt as of March 31, 2005:

     o One loan from three family members, each of whom is an unaffiliated party, evidenced by four promissory notes in the aggregate principal amounts of $100,000, $50,000, $50,000, and $100,000, each due June 24,
          2001 with interest rates ranging from 11% to 12%. We entered into a settlement agreement in the third quarter of 2004 with each of these parties. Pursuant to this agreement, we have repaid a total of $166,666 of the debt and are required to pay an additional $135,740 in monthly installments over the following 9 months as full payment of our obligations. The settlement agreement provides for an accelerated payment schedule (at our option), which would reduce the total amount we are required to pay by approximately $12,000.

     o One loan from an unaffiliated party in the aggregate principal amount of $195,000, due July 31, 2005, with interest at a rate of 9% per annum.. Pursuant to a letter agreement dated as of August 10, 2004, we entered into a settlement with this party and agreed to pay a total of $261,000 pursuant to a scheduled payment plan through July 2005. Additionally, the Company, in September 2004, issued 206,250 shares of common stock upon the conversion of unpaid interest in the aggregate amount of $33,000.

     o One loan from an unaffiliated party in the aggregate principal amount of $98,500, due July 31, 2005, with interest at the rate of 9% per annum. Pursuant to a letter agreement dated August 10, 2004, between us and this third party, we agreed to pay a total of $130,800 pursuant to a scheduled payment plan through July 2005.

     o One loan from an unaffiliated party evidenced by a promissory note in the aggregate principal amount of $200,000, due on the extended due date of June 30, 2002, and further verbally extended to a date to be mutually agreed upon by the parties, with interest at the rate of 18% per annum. As of March 31, 2005 we owed $172,500 in interest on this note.

     o Two loans from an unaffiliated party evidenced by two promissory notes in the aggregate principal amount of $57,526, due September 10, 2002, and verbally extended to a date to be mutually agreed upon by the parties, with interest at the rate of 10% per annum. As of March 31, 2005, we owed $16,389 in interest on these notes.

     o One loan from an unaffiliated party evidenced by a promissory note in the aggregate principal amount of $75,000, due on May 10, 2003, and verbally extended to a date to be mutually agreed upon by the parties, with interest at the rate of 18% per annum. As of March 31, 2005, we owed $26,196 in interest on this note.

                                                Filed Pursuant to Rule 424(b)(3)
                                                  Registration Number 333-117859


     o One loan from an unaffiliated party evidenced by a promissory note in the aggregate principal amount of $75,000, due on the extended due date of June 30, 2002, and further verbally extended to a date to be mutually agreed upon by the parties, with interest at the rate of 10% per annum. As of March 31, 2005, we owed $37,073 in interest on this note.

     Management continues to take steps to address the Company's liquidity needs. Recently management concluded discussions with most of our note holders and amended the terms of these notes to provide for extended scheduled payment arrangements. Management continues to seek extensions with respect to debt past due. Management also may seek additional extensions with respect to these notes and the Company's other debt as it becomes due. In addition, management may endeavor to convert some portion of the principal amount and interest on our debt into shares of common stock.

     Historically, we have financed operations through private debt and equity financings. In recent years, financial institutions have been unwilling to lend to us and the cost of obtaining working capital from investors has been expensive. We principally expect to raise funds through the sale of equity or debt securities. However, during the first quarter of 2005, management spent the substantial majority of its time negotiating contracts for the installation of the Anthrax Smoke Detector in target markets, preparing to ship the first device under the Secure Wrap October purchase order, and developing its marketing and sales plan. These activities diverted management from the time it otherwise would spend negotiating sales of securities to raise capital. In addition, the more recent price and volume volatility in the common stock has made it more difficult for management to negotiate sales of its securities at a price it believes to be fair to the Company. The Company actively continues to pursue additional equity or debt financings, but cannot provide any assurance that it will be successful. If we are unable to pay our debt as it becomes due and are unable to obtain financing on terms acceptable to us, or at all, we will not be able to accomplish any or all of our initiatives and will be forced to consider steps that would protect our assets against our creditors.

RELATED PARTY TRANSACTIONS

     On May 8, 2005, the Company executed a promissory note in the aggregate principal amount of $6,000 payable to Jacques Tizabi, our President and Chief Executive Officer. The promissory note bears interest at 9% per annum and is due and payable on June 30, 2005.

     In connection with our recently completed private placement offering, our Chief Executive Officer agreed to defer payment of all accrued but unpaid bonus and salary, as well as any compensation payable to him in excess of $150,000 per year, for nine months from April 29, 2004.

     On August 23, 2004, we entered into an amendment to the Employment Agreement with Jacques Tizabi, our President and Chief Executive Officer. Among other matters, the Amendment amends the term of the employment agreement to terminate on December 31, 2010, provides that $100,000 of our CEO's compensation shall be deferred until we have the financial resources to pay any or all of that amount, and, commencing on January 1, 2006, increases our CEO's base

                                                Filed Pursuant to Rule 424(b)(3)
                                                  Registration Number 333-117859


salary by 5% per annum. The Amendment also reduces our CEO's reimbursable automobile cost and provides for reimbursement of a portion of his health and insurance premiums.

     Effective June 1, 2003, we entered into an agreement with Astor Capital, Inc., a company in which Jacques Tizabi, our President and Chief Executive Officer, is the President of and owns 50% of the common stock, pursuant to which we have agreed to pay $25,000 per month for investment banking and strategic advisory services as well as a 10% fee for all debt and equity financing raised for us. In connection with our recently completed private placement offering , we modified this agreement so that the compensation payable to Astor Capital under the agreement is reduced during the period from April 29, 2004, and for nine months thereafter, to an amount not to exceed the sum of $5,000 per month, excluding any fees for placement of securities. Effective September 30, 2004, we terminated this agreement with Astor.

CAUTIONARY STATEMENTS AND RISK FACTORS

     The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business, results of operations and financial condition could suffer. In that event, the trading price of our common stock could decline, and our shareholders may lose all or part of their investment in our common stock. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements.

OUR INDEPENDENT AUDITORS' REPORT EXPRESSES DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

     Our independent auditors' report, dated February 25, 2005, includes an explanatory paragraph expressing substantial doubt as to our ability to continue as a going concern, due to our working capital deficit at December 31, 2004, and the sale of our operating subsidiary in March 2002. We have experienced operating losses since the date of the auditors' report and in prior years. Our auditor's opinion may impede our ability to raise additional capital on terms acceptable to us. If we are unable to obtain financing on terms acceptable to us, or at all, we will not be able to accomplish any or all of our initiatives and will be forced to consider steps that would protect our assets against our creditors. If we are unable to continue as a going concern, your entire investment in us could be lost.

WE ARE IN DEFAULT OF SOME OF OUR DEBT. OUR FAILURE TIMELY TO PAY OUR INDEBTEDNESS MAY REQUIRE US TO CONSIDER STEPS THAT WOULD PROTECT OUR ASSETS AGAINST OUR CREDITORS.

     If we cannot raise additional capital, we will not be able to repay our debt or pursue our business strategies as scheduled, or at all, and we may cease operations. We have been unable to pay all of our creditors and certain other obligations in accordance with their terms, and as a result, at March 31, 2005 we are in default on certain debt obligations totaling approximately $275,000, excluding accumulated interest of approximately $218,688. In the aggregate, as of March 31, 2005, we have approximately $1.2 million in debt obligations, including interest,

                                                Filed Pursuant to Rule 424(b)(3)
                                                  Registration Number 333-117859


owing within the next 12 months. Of this amount, we have entered into written settlement agreements with respect to approximately $721,000, pursuant to which we are obligated to make scheduled payments. Also, we currently have verbal extensions with respect to approximately $133,000 of the remaining aggregate debt obligations to a date to be mutually agreed upon by us and each of the respective noteholders. We cannot assure you that any of these noteholders will continue to extend payment of these debt obligations or ultimately agree to revise the terms of this debt to allow us to make scheduled payments over an extended period of time.

     We have limited cash on hand and short-term investments and we do not expect to generate material cash from operations within the next 12 months. We have attempted to raise additional capital through debt or equity financings and to date have had limited success. The down-trend in the financial markets has made it extremely difficult for us to raise additional capital. In addition, our common stock trades on The Over the Counter Bulletin Board which makes it more difficult to raise capital than if we were trading on The Nasdaq Stock Market. Also, our default in repaying our debt restricts our ability to file registration statements, including those relating to capital-raising transactions, on Form S-3, which may make it more difficult for us to raise additional capital. In July 2004, we completed a private placement resulting in net proceeds to us of approximately $2.5 million. As a condition to this financing however, we agreed that we would not use the net proceeds to repay any of our debt outstanding as of the closing of the financing. We intend to use the proceeds from the financing for working capital purposes, principally with respect to, completion of development of our Anthrax Smoke Detector, testing and manufacturing units for demonstration, marketing to both end users as well as potentially to intermediaries including distributors or joint ventures, and developing a sales and marketing program. If we are unable to obtain financing on terms acceptable to us, or at all, we will not be able to accomplish any or all of our initiatives and will be forced to consider steps that would protect our assets against our creditors.

WE HAVE A HISTORY OF LOSSES AND WE DO NOT ANTICIPATE THAT WE WILL BE PROFITABLE IN FISCAL 2004.

     We do not anticipate any material sales of the Anthrax Smoke Detector until we complete all testing and modifications, which we expect may not occur until the summer of 2005. We have not been profitable in the past years and had an accumulated deficit of approximately $27.4 million at March 31, 2005. We have not had revenues from sales of our products since the beginning of fiscal 2002, the commencement of development of our Anthrax Smoke Detector. During the three months ended March 31, 2005, and the fiscal years ended December 31, 2004 and 2003, we have experienced losses of $0.8 million, $5.8 million and $4.7 million, respectively. Achieving profitability depends upon numerous factors, including our ability to develop, market and sell commercially accepted products timely and cost-efficiently. We do not anticipate that we will be profitable in fiscal 2005.

IF WE OBTAIN FINANCING, EXISTING SHAREHOLDER INTERESTS MAY BE DILUTED.

     If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our shareholders will be diluted. In addition, any convertible securities issued may not contain a minimum conversion price, which may make it more difficult for us to

                                                Filed Pursuant to Rule 424(b)(3)
                                                  Registration Number 333-117859


raise financing and may cause the market price of our common stock to decline because of the indeterminable overhang that is created by the discount to market conversion feature. In addition, any new securities could have rights, preferences and privileges senior to those of our common stock. Furthermore, we cannot assure you that additional financing will be available when and to the extent we require or that, if available, it will be on acceptable terms.

IF WE CANNOT PARTNER WITH THIRD PARTIES TO ENGAGE IN RESEARCH AND DEVELOPMENT AND TESTING OF OUR DEVICE AT MINIMAL COST TO US, OUR PRODUCT DEVELOPMENT WILL BE DELAYED.

     We contract with third parties at minimal cost to us to conduct research and development activities and we expect to continue to do so in the future. Under our agreement with JPL, it will engage in limited testing of our device. We have engaged in discussions with Rutgers University to conduct field testing of our Anthrax Smoke Detector but Rutgers' obligations are contingent upon its receipt of funding from the National Science Foundation to conduct the testing. If Rutgers is unable to obtain the funding necessary to engage in field testing, or we are unable to partner with a reputable organization at a nominal cost to us, we will need to raise additional capital, and our testing and further product development will be delayed. Also, because we rely on third parties for our research and development activities, we have less direct control over those activities and cannot assure you that the research will be done properly or in a timely manner.

MANAGEMENT HAS NO EXPERIENCE IN PRODUCT MANUFACTURING, MARKETING, SALES, OR DISTRIBUTION. WE MAY NOT BE ABLE TO MANUFACTURE OUR ANTHRAX SMOKE DETECTOR IN SUFFICIENT QUANTITIES AT AN ACCEPTABLE COST, OR IN A TIMELY FASHION, AND MAY NOT BE ABLE TO MARKET AND DISTRIBUTE IT EFFECTIVELY, EACH OF WHICH COULD HARM OUR FUTURE PROSPECTS.

     If we are unable to establish an efficient manufacturing process for the Anthrax Smoke Detector, our costs of production will increase, our projected margins may decrease, and we may not be able to timely deliver our product to customers. We remain in the research and development phase of product commercialization. When and if we complete all design and testing of our product, we will need to establish the capability to manufacture it. Management has no experience in establishing, supervising, or conducting commercial manufacturing. We plan to rely on third party contractors to manufacture our product, although to date we have not entered into any manufacturing arrangements with any third party. Relying on third parties may expose us to the risk of not being able to directly oversee the manufacturing process, which may adversely affect the production and quality of our Anthrax Smoke Detector. In addition, these third party contractors may experience regulatory compliance difficulty, mechanical shutdowns, employee strikes, or other unforeseeable acts that may increase the cost of production or delay or prevent production.

     In addition, if we are unable to establish a successful sales, marketing, and distribution operation, we will not be able to generate sufficient revenue in order to maintain operations. We have no experience in marketing or distributing new products. We have not yet established marketing, sales, or distribution capabilities for our Anthrax Smoke Detector. At this time, we

                                                Filed Pursuant to Rule 424(b)(3)
                                                  Registration Number 333-117859


have an oral agreement with KAL Consultants, Inc. to assist us with our marketing and sales efforts. To date, KAL Consultants' principal function has been to arrange meetings with potential buyers of our device, including Secure Wrap. We also plan on entering into distribution agreements with third parties to sell our Anthrax Smoke Detector. If we are unable to enter into relationships with third parties to market, sell, and distribute our products, we will need to develop our own capabilities. We have no experience in developing, training, or managing a sales force. If we choose to establish a direct sales force, we will incur substantial additional expense. We may not be able to build a sales force on a cost effective basis or at all. Any direct marketing and sales efforts may prove to be unsuccessful. In addition, our marketing and sales efforts may be unable to compete with the extensive and well-funded marketing and sales operations of some of our competitors. We also may be unable to engage qualified distributors. Even if engaged, they may fail to satisfy financial or contractual obligations to us, or adequately market our products.

WE CANNOT GUARANTEE THAT OUR BIO-TERRORISM DETECTION DEVICE WILL WORK OR BE COMMERCIALLY VIABLE.

     Our product in development requires further research, development, laboratory testing and demonstration of commercial scale manufacturing before it can be proven to be commercially viable. Potential products that appear to be promising at early stages of development may not reach the market for a number of reasons. These reasons include the possibilities that the product may be ineffective, unsafe, difficult or uneconomical to manufacture on a large scale, or precluded from commercialization by proprietary rights of third parties. We cannot predict with any degree of certainty when, or if, the research, development, and testing process, will be completed. If our product development efforts are unsuccessful or if we are unable to develop a commercially viable product timely, we would need to consider steps to protect our assets against our creditors.

OUR PRODUCTS MAY NOT BE COMMERCIALLY ACCEPTED WHICH WILL ADVERSELY AFFECT OUR REVENUES AND PROFITABILITY.

     Our ability to enter into the bio-terrorism detection device market, establish brand recognition and compete effectively depends upon many factors, including broad commercial acceptance of our products. If our products are not commercially accepted, we will not recognize meaningful revenue and may not continue to operate. The success of our products will depend in large part on the breadth of information these products capture and the timeliness of delivery of that information. The commercial success of our products also depends upon the quality and acceptance of other competing products, general economic and political conditions and other factors, all of which can change and cannot be predicted with certainty. We cannot assure you that our new products will achieve market acceptance or will generate significant revenue.

EXISTING AND DEVELOPING TECHNOLOGIES MAY AFFECT THE DEMAND FOR OUR ANTHRAX SMOKE DETECTOR.

     Our industry is subject to rapid and substantial technological change. Developments by others may render our technology and planned product noncompetitive or obsolete, or we may be

                                                Filed Pursuant to Rule 424(b)(3)
                                                  Registration Number 333-117859


unable to keep pace with technological developments or other market factors. Competition from other biotechnology companies, universities, governmental research organizations and others diversifying into our field is intense and is expected to increase. According to the public filings of Cepheid, one of our competitors, it has begun shipping its detection technology product, including for use by the U.S. Postal Service. Cepheid's entry into the market before us may make it more difficult for us to penetrate the market. In addition, our competitors offer technologies different than ours which potential customers may find more suitable to their needs. For example, Cepheid's technology specifically detects for Anthrax whereas our technology detects for an increase in the level of bacterial spores. Many of our competitors also have significantly greater research and development capabilities than we do, as well as substantially greater marketing, manufacturing, financial and managerial resources.

SHARES ISSUED UPON THE EXERCISE OF OUR OUTSTANDING OPTIONS AND WARRANTS MAY DILUTE YOUR STOCK HOLDINGS AND ADVERSELY AFFECT OUR STOCK PRICE.

     If exercised, our outstanding options and warrants will cause immediate and substantial dilution to our stockholders. We have issued options and warrants to acquire our common stock to our employees, consultants, and investors at various prices, some of which are or may in the future be below the market price of our stock. As of March 31, 2005, we had outstanding options and warrants to purchase a total of 20,401,145 shares of common stock. Of these options and warrants, 20,401,145 have exercise prices above the recent market price of $0.22 per share (as of May 17, 2005) and 0 have exercise prices at or below this price. The weighted average exercise price for these outstanding options and warrants is $0.50.

WE USE A SIGNIFICANT PORTION OF OUR CASH ON HAND AND STOCK TO PAY CONSULTING FEES. WE MAY NOT RECEIVE THE BENEFIT WE EXPECT FROM THESE CONSULTANTS.

     The consultants that we hire may not provide us with the level of services, and consequently, the operating results, we anticipate. We spent approximately $0.2 million and $3.2 million in consulting fees during the three months ended March 31, 2005, and the year ended December 31, 2004, respectively, and utilized approximately seventeen consultants during this period. The consultants we engage provide us with a variety of services.

WE ENTERED INTO SEVERAL RELATED PARTY TRANSACTIONS IN 2004 AND 2003.

     We engaged in a number of transactions with related parties in 2004 and 2003. During the years ended December 31, 2004 and 2003, we spent an aggregate of $288,000 and $375,000, respectively in related party transactions. These included an agreement with Astor Capital, Inc. pursuant to which it provided us with investment banking and strategic advisory services as well as a 10% placement fee for debt and equity financings raised for us. We terminated this agreement effective September 30, 2004. We also subleased office space from Astor. Effective November 1, 2004, we assumed the lease for the office space. In addition, we issued notes to related parties. In light of the number of transactions and the aggregate sums involved, there may be a perception that these transactions were not at arm's length. We believe that each of

                                                Filed Pursuant to Rule 424(b)(3)
                                                  Registration Number 333-117859


these transactions were on terms at least as favorable to us as they would have been with unrelated parties.

THE LOSS OF OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER WOULD DISRUPT OUR
BUSINESS.

     Our success depends in substantial part upon the services of Jacques Tizabi, our President, Chief Executive Officer and Chairman of the Board of Directors. The loss of or the failure to retain the services of Mr. Tizabi would adversely affect the development of our business and our ability to realize profitable operations. We do not maintain key-man life insurance on Mr. Tizabi and have no present plans to obtain this insurance.

IF A U.S. PATENT FOR THE BACTERIAL SPORE DETECTION TECHNOLOGY IS NOT ISSUED, COMPETITORS MAY BE ABLE TO COPY AND SELL PRODUCTS SIMILAR TO OURS WITHOUT PAYING A ROYALTY, WHICH WOULD HAVE A MATERIAL ADVERSE IMPACT ON OUR ABILITY TO COMPETE.

     If our Anthrax Smoke Detector is commercialized, the lack of U.S. or foreign patent protection could allow competitors to copy and sell products similar to ours without paying a royalty. The bacterial spore detection technology that is integrated into our Anthrax Smoke Detector is owned by Caltech. On January 31, 2003, Caltech filed a U.S. patent application covering the technology, which currently is being reviewed by the U.S. Patent and Trademark Office. Caltech also filed a patent application with the European Patent Office. We paid and filed on behalf of Caltech a patent application in Japan as well. No patents have been issued and we cannot assure you that any patents will be issued. If a U.S. patent is not issued, or not issued timely, we may face substantially increased competition in our primary geographic market.

WE MAY BE SUED BY THIRD PARTIES WHO CLAIM OUR PRODUCT INFRINGES ON THEIR INTELLECTUAL PROPERTY RIGHTS. DEFENDING AN INFRINGEMENT LAWSUIT IS COSTLY AND WE MAY NOT HAVE ADEQUATE RESOURCES TO DEFEND OURSELVES.

     We may be exposed to future litigation by third parties based on claims that our technology, product, or activity infringes on the intellectual property rights of others or that we have misappropriated the trade secrets of others. This risk is compounded by the fact that the validity and breadth of claims covered in technology patents in general and the breadth and scope of trade secret protection involves complex legal and factual questions for which important legal principles are unresolved. Any litigation or claims against us, whether or not valid, could result in substantial costs, could place a significant strain on our financial and managerial resources, and could harm our reputation. Our license agreement with Caltech requires that we pay the costs associated with initiating an infringement claim and defending claims by third parties for infringement, subject to certain offsets that may be allowed against amounts we may owe to Caltech under the licensing agreement. In addition, intellectual property litigation or claims could force us to do one or more of the following:

                                                Filed Pursuant to Rule 424(b)(3)
                                                  Registration Number 333-117859


     o cease selling, incorporating, or using any of our technology and/or products that incorporate the challenged intellectual property, which could adversely affect our potential revenue;

     o obtain a license from the holder of the infringed intellectual property right, which license may be costly or may not be available on reasonable terms, if at all; or

     o    redesign our products, which would be costly and time consuming.

THE U.S. GOVERNMENT HAS RIGHTS TO THE TECHNOLOGY WE LICENSE FROM CALTECH.

     Under the license rights provided to the U.S. government in our license agreement with Caltech, a U.S. government agency or the U.S. armed forces may, either produce the proprietary products or use the proprietary processes or contract with third parties to provide the proprietary products, processes, and services to one or more Federal agencies or the armed forces of the U.S. government, for use in activities carried out by the U.S. government, its agencies, and the armed forces, including, for instance, the war on terrorism or the national defense. Further, the Federal agency that provided funding to Caltech for the research that produced the inventions covered by the patent rights referenced in the Technology Affiliates Agreement and the related technology may require us to grant, or if we refuse, itself may grant a nonexclusive, partially exclusive, or exclusive license to these intellectual property rights to a third party if the agency determines that action is necessary:

     o because we have not taken, or are not expected to take within a reasonable time, effective steps to achieve practical application of the invention in the detection of pathogens, spores, and biological warfare agents;

     o to alleviate health or safety needs which are not reasonably satisfied by us or our sublicensees;

     o to meet requirements for public use specified by Federal regulations and those regulations are not reasonably satisfied by us; or

     o because we have not satisfied, or obtained a waiver of, our obligation to have the licensed products manufactured substantially in the United States.

THE BACTERIAL SPORE DETECTION TECHNOLOGY IS LICENSED TO US BY CALTECH. IF OUR LICENSE TERMINATES, OUR FUTURE PROSPECTS WOULD BE HARMED.

     The loss of our technology license would require us to cease operations until we identify, license and integrate into our product another technology, if available. If we fail to fulfill any payment obligation under the terms of the license agreement or materially breach the agreement, Caltech may terminate the license. To maintain our license with Caltech, a minimum annual royalty of $10,000 is due to Caltech on August 1, 2005, and each anniversary thereof, regardless

                                                Filed Pursuant to Rule 424(b)(3)
                                                  Registration Number 333-117859


of any product sales. Any royalties paid from product sales for the 12-month period preceding the date of payment of the minimum annual royalty will be credited against the annual minimum.

OUR STOCK PRICE IS VOLATILE.

     The trading price of our common stock fluctuates widely and in the future may be subject to similar fluctuations in response to quarter-to-quarter variations in our operating results, announcements of technological innovations or new products by us or our competitors, general conditions in the bio-terrorism detection device industry in which we compete and other events or factors. In addition, in recent years, broad stock market indices, in general, and the securities of technology companies, in particular, have experienced substantial price fluctuations. These broad market fluctuations also may adversely affect the future trading price of our common stock.

OUR STOCK HISTORICALLY HAS BEEN THINLY TRADED. THEREFORE, SHAREHOLDERS MAY NOT BE ABLE TO SELL THEIR SHARES FREELY.

     The volume of trading in our common stock historically has been low and a limited market presently exists for the shares. We have no analyst coverage of our securities. The lack of analyst reports about our stock may make it difficult for potential investors to make decisions about whether to purchase our stock and may make it less likely that investors will purchase our stock. We cannot assure you that our trading volume will increase, or that our historically light trading volume or any trading volume whatsoever will be sustained in the future. Therefore, we cannot assure you that our shareholders will be able to sell their shares of our common stock at the time or at the price that they desire, or at all.

POTENTIAL ANTI-TAKEOVER TACTICS THROUGH ISSUANCE OF PREFERRED STOCK RIGHTS MAY BE DETRIMENTAL TO COMMON SHAREHOLDERS.

     We are authorized to issue up to 20,000,000 shares of preferred stock, of which none currently are issued and outstanding. The issuance of preferred stock does not require approval by the shareholders of our common stock. Our Board of Directors, in its sole discretion, has the power to issue preferred stock in one or more series and establish the dividend rates and preferences, liquidation preferences, voting rights, redemption and conversion terms and conditions and any other relative rights and preferences with respect to any series of preferred stock. Holders of preferred stock may have the right to receive dividends, certain preferences in liquidation and conversion and other rights, any of which rights and preferences may operate to the detriment of the shareholders of our common stock. Further, the issuance of any preferred stock having rights superior to those of our common stock may result in a decrease in the market price of the common stock and, additionally, could be used by our Board of Directors as an anti-takeover measure or device to prevent a change in our control.

                                                Filed Pursuant to Rule 424(b)(3)
                                                  Registration Number 333-117859


CONTROLS AND PROCEDURES.

     During the third quarter of 2004, our chief executive officer directed Company funds in the amount of $250,000, in lieu of personal funds, to be used to secure a personal obligation. Shortly following the quarter end, in the normal course of closing the Company's books for the third quarter, we identified this issue, immediately alerted the chief executive officer, and with his full acknowledgement, cooperation and assistance, the Company funds promptly were released. We notified the Audit Committee, which is comprised solely of independent directors, and it immediately commenced an inquiry into the matter.

     The inquiry included a review of all relevant loan and other transaction documents, interviews with the chief executive officer, the other officers or employees that were involved in identifying the issue and facilitating the release of the Company funds, and other employees or persons that the Audit Committee believed may be helpful to its inquiry, and a review of the internal controls of the Corporation.

     The Audit Committee determined that the chief executive officer's conduct did not involve any management impropriety or fraud, but was made possible nonetheless due to a gap in our internal controls. As a result of the Audit Committee's investigation and at its direction, we implemented implementing changes to our financial organization and enhanced our internal controls. These changes include,

     o Additions to or enhancement of our existing internal controls, including the requirement that all checks in excess of $25,000 require two authorized signatories, and that the board of directors approve all indebtedness in excess of $50,000 and all corporate transactions whereby the Company is committed to any expenditure in excess of $100,000,

     o    Increased automation of our accounting systems,

     o The retention of a financial consultant who is a Certified Public Accountant, and other personnel to increase the depth and experience of our finance and accounting staff,

     o Improved documentation of our accounting policies and procedures, and internal control procedures, and

     o    Streamlining our banking relationships.

     We have implemented each of the foregoing recommendations. We will continue to evaluate the effectiveness of our controls quarterly and more frequently if business developments warrant. We will continue to make changes in our controls and procedures, including our internal controls over financial reporting, aimed at enhancing their effectiveness and ensuring that our systems evolve with, and meet the needs of, our business as it grows and changes over time.

                                                Filed Pursuant to Rule 424(b)(3)
                                                  Registration Number 333-117859


                               OTHER INFORMATION


Legal Proceedings.

     None.

Unregistered sales of equity securities and use of proceeds.

     During the first quarter of fiscal 2005, we issued the following securities which were not registered under the Securities Act of 1933, as amended. We did not employ any form of general solicitation or advertising in connection with the offer and sale of the securities described below. In addition, we believe the purchasers of the securities are "accredited investors" for the purpose of Rule 501 of the Securities Act. For these reasons, among others, the offer and sale of the following securities were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act or Regulation D promulgated by the SEC under the Securities Act:

     o In March 2005, we issued an aggregate of 262,948 shares of common stock for a total purchase price of $65,737. We incurred $8,944 in placement fees, and our net proceeds were $56,793.

     o During the first quarter of fiscal 2005, we issued an aggregate of 94,000 shares of common stock to employees for services rendered to us valued at $27,044.

Defaults Upon Senior Securities.

     We executed a demand note for $250,000 with Ex-Im Bank accruing interest at Wall Street Journal Prime plus 3% per annum, which matured on an extended due date of June 30, 2002, and currently is in default. The aggregate amount due under this note as of March 31, 2005, is approximately $310,000 consisting of $250,000 of principal and $60,000 of interest.

     In the third quarter of fiscal 2004, we entered into a settlement agreement in connection with three one-year loans from unaffiliated individuals evidenced by promissory notes that were in default. The aggregate amount due on the notes, including interest, was $440,765, as of the date of settlement. We agreed to pay a total of $298,667 as full payment. The settlement agreement allows us to pay a total of $286,667 under an accelerated payment schedule.

Submission of Matters to a Vote of Security Holders.

     None.

Other Information.

     None.

                                                Filed Pursuant to Rule 424(b)(3)
                                                  Registration Number 333-117859


ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K.

     (a) Exhibits.

          31.1 Certification of Chief Executive Officer and Acting Chief Financial Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 Dated May 25, 2004.

          32.1 Certification of Chief Executive Officer and Acting Chief Financial Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 Dated May 25, 2004.

     (b) Reports on Form 8-K.

          None.

                                                Filed Pursuant to Rule 424(b)(3)
                                                  Registration Number 333-117859



                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                      UNIVERSAL DETECTION TECHNOLOGY




Date: May 25, 2005                     /s/ Jacques Tizabi
                                      ------------------------------------------
                                      By:   Jacques Tizabi
                                      Its:  President, Chief Executive
                                            Officer and Chairman of the Board